Exhibit 21

SUBSIDIARIES OF THE COMPANY

Name	Jurisdiction of Incorporation/Organization
ITG Inc.	Delaware
ITG Capital, Inc.	Delaware
AlterNet Securities, Inc.	Delaware
ITG Ventures, Inc.	Delaware
ITG Software Solutions, Inc.	Delaware
ITG Global Trading Incorporated	Delaware
ITG Execution Services	Delaware
Hoenig Group Inc.	Delaware
Investment Technology Group International Limited	Ireland
ITG Ventures Ltd.	Ireland
Investment Technology Group Limited	Ireland
Investment Technology Group Europe Limited	Ireland
ITG Investment Technology Group (Israel) Ltd.	Israel
ITG Australia Holdings PTY Ltd.	Australia
ITG Pacific Holdings PTY Limited	Australia
ITG Australia Ltd.	Australia
ITG Canada Corp.	Nova Scotia
ITG Canada Holdings Corp.	Nova Scotia
Hoenig & Company Limited	United Kingdom
ITG Asia Holdings Ltd.	Bermuda
ITG Hoenig Ltd.	Hong Kong
ITG Securities (Asia) Ltd.	Hong Kong
Hoenig (Far East) Limited	Hong Kong